Exhibit 99.1

Corporate News Release

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034

Celanese Corporation Reports Strong Third Quarter Results; Sequential Improvements in Volumes and Margins
Third quarter highlights:
•	Net sales were $1,304 million, down 28% from prior year period

•	Operating profit was $65 million versus $151 million in prior year period

•	Net earnings were $399 million versus $158 million in prior year period

•	Operating EBITDA was $241 million versus $314 million in prior year period

•	Diluted EPS from continuing operations was $2.53 versus $1.01 in prior year period

•	Adjusted EPS was $0.58 versus $0.78 in prior year period

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,304	1,823	3,694	5,537
Operating profit (loss)	65	151	181	592
Net earnings (loss) attributable to Celanese Corporation	399	158	483	437
Operating EBITDA [1]	241	314	620	1,101
Diluted EPS — continuing operations	$2.53	$1.01	$3.08	$3.08
Diluted EPS — total	$2.53	$0.97	$3.08	$2.63
Adjusted EPS [2]	$0.58	$0.78	$1.21	$3.05

[1]	Non-U.S. GAAP measure. See reconciliation in table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in table 6.
Dallas, October 27, 2009: Celanese Corporation (NYSE: CE), a leading, global chemical company, today reported third quarter 2009 net sales of $1,304 million, a 28 percent decrease from the same period last year, with the ongoing global recession continuing to impact year-over-year comparisons. The decrease in net sales was primarily driven by lower pricing for Acetyl Intermediates and Industrial Specialties products, resulting from lower raw material costs and decreased volumes on weak global demand. The third quarter 2008 results also included $74 million of net sales associated with the company’s polyvinyl alcohol (PVOH) business that was divested on July 1, 2009. Operating profit was $65 million compared with $151 million in the prior year period as lower raw material and energy costs, as well as benefits from the company’s fixed cost reduction efforts, were more than offset by the lower net sales. Third quarter 2009 results included a net $70 million of other charges and other adjustments, primarily associated with the announced closure of the company’s acetic acid and vinyl acetate monomer (VAM) production operations in Pardies, France, which were partially offset by the gain on sale of the PVOH business. Net earnings were $399 million compared with $158 million in the same period last year. The 2009 results included a benefit of approximately $382 million related to a deferred tax benefit associated with the release of certain income tax valuation allowances.

Adjusted earnings per share for the third quarter of 2009, which excluded the other charges and other adjustments and the deferred tax benefit, were $0.58 compared with $0.78 in the same period last year. The effective tax rate and diluted share count used in adjusted earnings per share in the current period were 23 percent and 157.6 million, respectively. The company reduced the effective tax rate for adjusted earnings per share from the second quarter 2009 rate of 29 percent as a result of its manufacturing and administrative restructuring efforts. Operating EBITDA in the period was $241 million compared with $314 million in the prior year period.
“We are very pleased with the strong performance across all of our segments. Our leading global businesses and significant reductions in fixed spending are driving the sustainable earnings performance we expect in this part of an economic cycle,” said David Weidman, chairman and chief executive officer. “Our third quarter results reflect stabilization in demand across our major geographies and end-use applications with modest recovery in select areas. Continued strength in Asia and the benefits of government-sponsored programs in the North American automotive and related industries also contributed positively to our results.”
Recent Highlights
•	Successfully started up the previously announced expansion of its acetic acid unit in Nanjing, China. Production is expected to ramp up during the fourth quarter of 2009. With the expansion, the unit’s capacity doubles from 600,000 tons to 1.2 million tons annually.

•	Announced the expansion of its vinyl acetate/ethylene (VAE) manufacturing facility at its Nanjing, China, integrated chemical complex to support continued growth plans throughout Asia. The expanded facility will double the company’s VAE capacity in the region and is expected to be operational in the first half of 2011.
Third Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials delivered improved earnings sequentially and year-over-year as it demonstrated the significant operating leverage of its specialty engineered polymers business model. Net sales in the third quarter were $220 million compared with $272 million in the prior year period as many of its key end markets continued to experience volume pressure. Overall average pricing declined modestly due to product mix changes. The sequential increase in sales, however, was led by improvements in automotive and related industries in North America and Europe, with continued strength in Asia. Operating profit in the period was $21 million compared with $13 million in the prior year period, as lower raw material and energy costs and fixed cost reductions related to the company’s restructuring initiatives more than offset lower volumes. Operating EBITDA was $56 million compared with $45 million in the prior year period and $28 million in the second quarter of 2009. Equity earnings from affiliates were $11 million compared with $12 million in the same period last year and benefited from the timing of earnings related to a planned turnaround in the fourth quarter of 2009.

Consumer Specialties
Consumer Specialties continued to deliver improved performance with higher levels of earnings. Net sales in the third quarter were $271 million, $24 million lower than the prior year period, as higher pricing could not offset volume pressure primarily related to inventory destocking in the late-cycle businesses and declining consumer spending trends in customer end markets. Operating profit, however, increased to $52 million from $42 million in the same period last year as higher pricing, lower energy costs and fixed spending reduction efforts more than offset the lower volumes. Operating EBITDA was $68 million compared with $56 million in the prior year period.
Industrial Specialties
Industrial Specialties delivered sustained earnings performance with improved margins as it continued to benefit from growth in Asia. Net sales in the quarter were $236 million compared with $378 million in the same period last year. Last year’s results included $74 million of net sales related to the PVOH business which was divested on July 1, 2009. While pricing was lower year-over-year due to lower raw material costs, volumes in its core emulsions and performance polymers businesses were essentially flat when compared with the prior year period’s results. Growth in Asia and Europe offset slightly lower volumes in North America. While residential and non-residential construction markets stabilized, North American volumes declined due to the previously announced force majeure in the company’s performance polymers business. The production issues that led to the force majeure were resolved during the quarter. Operating profit was $44 million compared with $18 million in the same period last year and included a gain of $34 million related to the sale of the PVOH business. Margins expanded in the core businesses as lower raw material costs and the benefits of the company’s fixed spending reduction efforts offset lower pricing in the period. Operating EBITDA, which excluded the gain, decreased by $7 million to $29 million in the period, reflecting sustained earnings in the emulsions and performance polymers businesses and the absence of earnings related to the PVOH divestiture.
Acetyl Intermediates
Acetyl Intermediates’ performance demonstrated its leading global presence and advantaged technology as earnings improved sequentially, but lower margins year-over-year continued to pressure the business. Net sales were $666 million compared with $1,056 million in the same period last year, driven by lower pricing for acetic acid and its downstream derivatives. Lower industry utilization and lower raw material and energy costs drove the pricing declines. Volumes were modestly lower, primarily in derivative products, but the company continued to benefit from its advantaged cost position in acetic acid. Operating profit was a loss of $30 million compared with a profit of $100 million in the prior year period. Excluding other charges and other adjustments of $87 million, primarily related to the closure of the company’s acetic acid and VAM production operations in Pardies, France, the lower pricing and volumes more than offset lower raw material and energy costs and benefits from the company’s fixed spending reduction efforts. Operating EBITDA, which excluded the other charges and other adjustments, was $105 million compared with $182 million in the prior year period and $76 million in the second quarter of 2009. The company’s Ibn Sina cost investment contributed $18 million in dividends compared with $34 million in the prior year period.

Taxes
The tax rate for adjusted earnings per share was 29 percent in the first six months of 2009 and 23 percent for the third quarter of 2009, compared with 26 percent in the first nine months of 2008. The U.S. GAAP effective tax rate for continuing operations for the third quarter of 2009 was negative 714 percent compared with negative 8 percent in the third quarter of 2008. The decrease in the effective income tax rate is primarily due to a deferred tax benefit of $382 million for the release of certain valuation allowances against U.S. net deferred tax assets.
The company paid net cash taxes of $21 million in the first nine months of 2009 compared with $85 million of cash taxes paid in the first nine months of 2008. The decrease in cash taxes paid is primarily the result of tax refunds, lower earnings and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $38 million compared with $54 million in the prior year period. This quarter’s results were driven by lower dividends from the company’s Ibn Sina cost affiliate due to lower global pricing for methanol and methyl tertiary-butyl ether (MTBE). Equity and cost investment dividends, which are included in cash flows, were $21 million compared with $42 million in the same period last year, also driven by the lower dividends from the Ibn Sina cost affiliate.
Cash Flow
Cash and cash equivalents at the end of the third quarter of 2009 were $1,293 million compared with $584 million at the end of the third quarter of 2008. During the first nine months of 2009, the company generated $408 million in cash from operating activities compared with $345 million in the first nine months of 2008. In 2009, the company received net cash of $168 million from the sale of the PVOH business and an advance payment of $412 million related to the relocation of Ticona’s business in Kelsterbach, Germany. Year to date, the company has spent a total of $256 million of capital expenditures and other expenses related to the Kelsterbach relocation. Capital expenditures, excluding the relocation project, were $130 million for the first nine months of 2009 compared with $212 million in the same period last year. Net debt at the end of the third quarter of 2009 was $2,284 million compared with $3,036 million in the same period last year.
“Our businesses have demonstrated the ability to generate cash throughout this extremely challenging economic downturn and we continued to do so in the third quarter,” said Steven Sterin, senior vice president and chief financial officer. “We expect to continue to generate positive free cash flow and add to our strategic cash balances.”
Outlook
The company noted that while it expects continued modest recovery of global economies, it also expects its results to reflect normal seasonality in the fourth quarter.

The company also foresees three key areas of earnings growth for 2010. These include:
•	increased volumes across all of its businesses, based on second half 2009 demand levels continuing into 2010

•	additional fixed spending reductions of approximately $100 million, principally due to the structural streamlining of the company’s manufacturing operations and administrative functions, including the closure of its Pardies, France, facility

•	an adjusted tax rate in the low 20s percent range
“We expect the considerable progress we have made in executing our strategy to deliver significant earnings improvement,” Weidman said. “Absent a pronounced economic recovery in the short term, we expect the benefits from these efforts to result in approximately $1.00 per share of increased earnings in 2010.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,304	1,823	3,694	5,537
Cost of sales	(1,038)	(1,490)	(2,980)	(4,390)

Gross profit	266	333	714	1,147

Selling, general and administrative expenses	(110)	(142)	(338)	(416)
Amortization of Intangible assets [1]	(20)	(19)	(58)	(58)
Research and development expenses	(18)	(18)	(56)	(59)
Other (charges) gains, net	(96)	(1)	(123)	(24)
Foreign exchange gain (loss), net	(2)	(1)	1	3
Gain (loss) on disposition of businesses and assets, net	45	(1)	41	(1)

Operating profit	65	151	181	592

Equity in net earnings (loss) of affiliates	19	19	44	46
Interest expense	(51)	(65)	(156)	(195)
Interest income	2	8	7	27
Dividend income — cost investments	19	35	81	138
Other income (expense), net	(5)	4	(2)	9

Earnings (loss) from continuing operations before tax	49	152	155	617

Income tax (provision) benefit	350	12	328	(106)

Earnings (loss) from continuing operations	399	164	483	511

Earnings (loss) from operation of discontinued operations	—	(8)	—	(120)
Income tax (provision) benefit, discontinued operations	—	2	—	45

Earnings (loss) from discontinued operations	—	(6)	—	(75)

Net earnings (loss)	399	158	483	436
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	(1)

Net earnings (loss) attributable to Celanese Corporation	399	158	483	437

Cumulative preferred stock dividend	(3)	(3)	(8)	(8)

Net earnings (loss) available to common shareholders	396	155	475	429

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$2.76	$1.09	$3.31	$3.36
Discontinued operations	—	(0.04)	—	(0.50)

Net earnings (loss) — basic	$2.76	$1.05	$3.31	$2.86

Earnings (loss) per common share — diluted
Continuing operations	$2.53	$1.01	$3.08	$3.08
Discontinued operations	—	(0.04)	—	(0.45)

Net earnings (loss) — diluted	$2.53	$0.97	$3.08	$2.63

Weighted average shares (millions)
Basic	143.6	147.1	143.5	150.0
Diluted	157.6	162.9	156.7	166.0

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	September 30,	December 31,
(in $ millions)	2009	2008

ASSETS
Current assets
Cash & cash equivalents	1,293	676
Trade receivables — third party and affiliates, net	728	631
Non-trade receivables	223	274
Inventories	467	577
Deferred income taxes	60	24
Marketable securities, at fair value	4	6
Assets held for sale	2	2
Other assets	85	96

Total current assets	2,862	2,286

Investments in affiliates	811	789
Property, plant and equipment, net	2,687	2,470
Deferred income taxes	358	27
Marketable securities, at fair value	83	94
Other assets	328	357
Goodwill	806	779
Intangible assets, net	315	364

Total assets	8,250	7,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	265	233
Trade payables — third party and affiliates	558	523
Other liabilities	606	574
Deferred income taxes	16	15
Income taxes payable	28	24

Total current liabilities	1,473	1,369

Long-term debt	3,312	3,300
Deferred income taxes	127	122
Uncertain tax positions	225	218
Benefit obligations	1,157	1,167
Other liabilities	1,270	806
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(781)
Additional paid-in capital	503	495
Retained earnings	1,505	1,047
Accumulated other comprehensive income (loss), net	(543)	(579)

Total Celanese Corporation shareholders’ equity	684	182
Noncontrolling interests	2	2

Total shareholders’ equity	686	184

Total liabilities and shareholders’ equity	8,250	7,166

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2009	2008	2009	2008

Net Sales
Advanced Engineered Materials	220	272	569	866
Consumer Specialties	271	295	817	869
Industrial Specialties	236	378	745	1,129
Acetyl Intermediates	666	1,056	1,860	3,219
Other Activities [1]	—	—	1	1
Intersegment eliminations	(89)	(178)	(298)	(547)

Total	1,304	1,823	3,694	5,537

Operating Profit (Loss)
Advanced Engineered Materials	21	13	2	80
Consumer Specialties	52	42	184	138
Industrial Specialties	44	18	73	55
Acetyl Intermediates	(30)	100	22	425
Other Activities [1]	(22)	(22)	(100)	(106)

Total	65	151	181	592

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	11	12	26	32
Consumer Specialties	—	1	56	49
Industrial Specialties	—	—	—	—
Acetyl Intermediates	21	33	29	95
Other Activities [1]	1	12	12	17

Total	33	58	123	193

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	7	1	3	3
Consumer Specialties	3	—	6	1
Industrial Specialties	(26)	3	(18)	11
Acetyl Intermediates	87	13	96	33
Other Activities [1]	(1)	3	13	18

Total	70	20	100	66

Depreciation and Amortization Expense
Advanced Engineered Materials	17	19	53	58
Consumer Specialties	13	13	37	40
Industrial Specialties	11	15	35	43
Acetyl Intermediates	27	36	82	102
Other Activities [1]	5	2	9	7

Total	73	85	216	250

Operating EBITDA
Advanced Engineered Materials	56	45	84	173
Consumer Specialties	68	56	283	228
Industrial Specialties	29	36	90	109
Acetyl Intermediates	105	182	229	655
Other Activities [1]	(17)	(5)	(66)	(64)

Total	241	314	620	1,101

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7.

Table 2
Factors Affecting Third Quarter 2009 Segment Net Sales Compared to Third Quarter 2008

	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	-14%	-3%	-2%	0%	-19%
Consumer Specialties	-14%	7%	-1%	0%	-8%
Industrial Specialties	-3%	-14%	-1%	-20%	-38%
Acetyl Intermediates	-6%	-30%	-1%	0%	-37%
Total Company	-8%	-20%	-1%	1%	-28%

Factors Affecting Nine Months 2009 Segment Net Sales Compared to Nine Months 2008

	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	-31%	1%	-4%	0%	-34%
Consumer Specialties	-11%	7%	-2%	0%	-6%
Industrial Specialties	-14%	-9%	-4%	-7%	-34%
Acetyl Intermediates	-12%	-28%	-2%	0%	-42%
Total Company	-16%	-17%	-3%	3%	-33%

[1]	Includes the effects of the captive insurance companies, the impact of fluctuations in intersegment eliminations and changes related to the sale of PVOH on July 1, 2009.
Table 3
Cash Flow Information

	Nine Months Ended
	September 30,
(in $ millions)	2009	2008

Net cash provided by operating activities	408	345
Net cash provided by (used in) investing activities [1]	191	(169)
Net cash used in financing activities	(52)	(402)
Exchange rate effects on cash	70	(15)
Cash and cash equivalents at beginning of period	676	825

Cash and cash equivalents at end of period	1,293	584

[1]	2009 includes $412 million of cash received and $248 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2008 includes $311 million of cash received and $122 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2009	2008	2009	2008

Dividends from equity investments	2	7	31	62
Dividends from cost investments	19	35	81	138

Total	21	42	112	200

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	September 30,	December 31,
(in $ millions)	2009	2008

Short-term borrowings and current installments of long-term debt — third party and affiliates	265	233
Long-term debt	3,312	3,300

Total debt	3,577	3,533
Less: Cash and cash equivalents	1,293	676

Net Debt	2,284	2,857

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2009	2008	2009	2008

Earnings (loss) from continuing operations before tax	49	152	155	617
Non-U.S. GAAP adjustments
Other charges and other adjustments [1]	70	20	100	66

Adjusted earnings (loss) from continuing operations before tax	119	172	255	683
Income tax (provision) benefit on adjusted earnings [2]	(27)	(45)	(66)	(178)
Less: Noncontrolling interests	—	—	—	(1)

Adjusted earnings (loss) from continuing operations	92	127	189	506
Preferred dividends	(3)	(3)	(8)	(8)

Adjusted net earnings (loss) available to common shareholders	89	124	181	498
Add back: Preferred dividends	3	3	8	8

Adjusted net earnings (loss) for adjusted EPS	92	127	189	506

Diluted shares (millions) [3]

Weighted average shares outstanding	143.6	147.1	143.5	150.0
Assumed conversion of preferred shares	12.1	12.0	12.1	12.0
Assumed conversion of restricted stock units	0.2	0.4	0.2	0.6
Assumed conversion of stock options	1.7	3.4	0.9	3.4

Total diluted shares	157.6	162.9	156.7	166.0

Adjusted EPS	0.58	0.78	1.21	3.05

[1]	See Table 7 for details

[2]	The adjusted effective tax rate for the three months ended September 30, 2009 is 23%. The adjusted effective tax rate for the six months ended June 30, 2009 is 29%.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2009	2008	2009	2008

Employee termination benefits	65	8	94	19
Plant/office closures	20	—	20	7
Ticona Kelsterbach plant relocation	4	3	10	8
Clear Lake insurance recoveries	—	(23)	(6)	(23)
Plumbing actions	—	—	(3)	—
Sorbates settlement	—	(8)	—	(8)
Asset impairments	7	21	8	21

Total	96	1	123	24

Other Adjustments: 1

	Three Months Ended		Nine Months Ended		Income
	September 30,		September 30,		Statement
(in $ millions)	2009	2008	2009	2008	Classification

Ethylene pipeline exit costs	—	—	—	(2)	Other (income) expense, net
Business optimization	—	9	3	27	SG&A
Ticona Kelsterbach plant relocation	1	(2)	3	(6)	Cost of sales
Plant closures	10	7	16	14	Cost of sales
Gain on sale of PVOH business	(34)	—	(34)	—	(Gain) loss on disposition
Other[2]	(3)	5	(11)	9	Various

Total	(26)	19	(23)	42

Total other charges and other adjustments	70	20	100	66

[1]	These items are included in net earnings but not included in other charges.

[2]	September 30, 2009 year-to-date includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

Table 8 — Equity Affiliate Data

Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,

	2009	2008	2009	2008

Net Sales
Ticona Affiliates[1]	322	368	761	1,117
Infraserv Affiliates[2]	547	566	1,544	1,706

Total	869	934	2,305	2,823

Operating Profit
Ticona Affiliates	45	41	35	116
Infraserv Affiliates	36	31	87	79

Total	81	72	122	195

Depreciation and Amortization
Ticona Affiliates	20	16	66	54
Infraserv Affiliates	28	29	75	85

Total	48	45	141	139

Affiliate EBITDA[3]
Ticona Affiliates	65	57	101	170
Infraserv Affiliates	64	60	162	164

Total	129	117	263	334

Net Income
Ticona Affiliates	24	21	15	67
Infraserv Affiliates	26	24	61	49

Total	50	45	76	116

Net Debt
Ticona Affiliates	212	188	212	188
Infraserv Affiliates	499	358	499	358

Total	711	546	711	546

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,

	2009	2008	2009	2008

Net Sales
Ticona Affiliates	148	170	351	515
Infraserv Affiliates	179	182	497	549

Total	327	352	848	1,064

Operating Profit
Ticona Affiliates	21	19	17	53
Infraserv Affiliates	11	10	27	25

Total	32	29	44	78

Depreciation and Amortization
Ticona Affiliates	9	8	30	25
Infraserv Affiliates	9	9	24	28

Total	18	17	54	53

Affiliate EBITDA[3]
Ticona Affiliates	30	27	47	78
Infraserv Affiliates	20	19	51	53

Total	50	46	98	131

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates[5]	11	12	7	31
Infraserv Affiliates	8	7	18	15

Total	19	19	25	46

Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates	19	15	40	47
Infraserv Affiliates	12	12	33	38

Total	31	27	73	85

Net Debt
Ticona Affiliates	95	86	95	86
Infraserv Affiliates	163	113	163	113

Total	258	199	258	199

[1]	Ticona Affiliates accounted for using the equity method include Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%) and Una SA (50%)

[2]	Infraserv Affiliates accounted for using the equity method include Infraserv Hoechst (32% ownership), Infraserv Gendorf (39%) and Infraserv Knapsack (27%)

[3]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization

[4]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category

[5]	September 30, 2009 year-to-date excludes a one-time tax adjustment to Equity in net earnings of affiliates of $19 million

[6]	Calculated as Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA